As filed with the Securities and Exchange Commission on May 21, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

 UNDER

THE SECURITIES ACT OF 1933

IHS INC.

(Exact Name of Registrant as specified in its charter)

Delaware	13-3769440
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15 Inverness Way East

Englewood, CO 80112

(Address of Principal Executive Offices)

AMENDED AND RESTATED IHS INC. 2004 LONG-TERM
INCENTIVE PLAN

(Full title of the plan)

Stephen Green

IHS Inc.

Senior Vice President and

General Counsel

15 Inverness Way East

Englewood, CO 80112

(Name and Address of Agent for Service)

(303) 790-0600

(Telephone number, including area code, of Agent for Service)

Copy to:

Richard J. Sandler

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

212-450-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common stock (par value $0.01 per share) (“Common Stock”) (3)	4,250,000	$62.60	$266,050,000	$10,456
(1)		Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on the NYSE on May 20, 2008.

(3)

Each share of Class A common stock includes one series A junior participating preferred stock purchase right pursuant to a Rights Agreement entered into between the Company and the rights agent.  The value attributable to the series A junior participating preferred stock purchase rights, if any, is reflected in the offering price of the Class A common stock.

REGISTRATION OF ADDITIONAL SECURITIES

INCORPORATION BY REFERENCE OF PRIOR REGISTRATION STATEMENT

This registration statement is being filed solely for the purpose of registering 4,250,000 additional shares of Class A Common Stock of IHS Inc. (the “Company”) issuable pursuant to the Company’s Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) originally adopted in 2004.  Issuance of the additional shares was approved by Company stockholders pursuant to a vote taken on April 24, 2008.  Pursuant to Instruction E to Form S-8, this registration statement incorporates by reference a prior registration statement on Form S-8 (Commission File No. 333-129751) to the extent not modified by this registration statement.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 21st day of May, 2008.

IHS Inc.

By:	/s/ Stephen Green
Name:	Stephen Green
Title:	Senior Vice President and General Counsel

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KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints, Stephen Green his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable IHS Inc. to comply with the Securities Act of 1933, as amended (the “1933 Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the 1933 Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jerre L. Stead	Chairman and Chief Executive Officer (Principal Executive Officer)	May 21, 2008
Jerre L. Stead
/s/ Michael J. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 21, 2008
Michael J. Sullivan
/s/ Heather Matzke-Hamlin	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 21, 2008
Heather Matzke-Hamlin

/s/ C. Michael Armstrong	Director	May 21, 2008
C. Michael Armstrong

/s/ Steven A. Denning	Director	May 21, 2008
Steven A. Denning

/s/ Ruann F. Ernst	Director	May 21, 2008
Ruann F. Ernst

/s/ Christoph v. Grolman	Director	May 21, 2008
Christoph v. Grolman

/s/ Brian H. Hall	Director	May 21, 2008
Brian H. Hall

/s/ Roger Holtback	Director	May 21, 2008
Roger Holtback

/s/ Balakrishnan S. Iyer	Director	May 21, 2008
Balakrishnan S. Iyer

Director
Michael Klein

/s/ Richard W. Roedel	Director	May 21, 2008
Richard W. Roedel

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EXHIBIT INDEX

5	Opinion of Stephen Green, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Stephen Green, Esq. (included in Exhibit 5).

24	Powers of attorney (included on the signature pages hereof).

99.1	Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan, effective as of April 24, 2008

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